Exhibit 3.1

ALIMERA SCIENCES, INC.

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION
OF
SERIES b CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Alimera Sciences, Inc. (the “Corporation”), a corporation organized and existing under the DGCL, does hereby certify that:

FIRST: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors, on August 1, 2023, in accordance with Section 242 of the DGCL, duly adopted resolutions setting forth proposed amendments to the Certificate of Designation of Series B Convertible Preferred Stock, as amended (the “Certificate of Designation”), with the effect of amending the Certificate of Designation as follows:

RESOLVED, that Section 6(b) of the Certificate of Designation is amended and restated in its entirety as follows:

“If Stockholder Approval is obtained, the Corporation shall designate any business day no later than ten (10) business days following such vote as the date for the conversion (the “Mandatory Conversion”) of all, but not less than all, of the outstanding shares of Series B Preferred Stock (including any accrued but unpaid dividends to which such shares of Series B Preferred Stock are then entitled) at the Applicable Conversion Price. Mandatory Conversion of such shares will occur automatically and without the need for any action on the part of the holders, and the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of the applicable holder.  Notwithstanding the foregoing, in the event that shares of Common Stock to be issued to a holder of Series B Preferred Stock upon such Mandatory Conversion would result in such holder of the Series B Preferred Stock (together with the holder’s affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (as defined below) and applicable regulations, including any “group” (within the meaning of the Exchange Act) of which such holder is a member) beneficially owning in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the Mandatory Conversion, such holder may elect in writing delivered to the Corporation prior to the Mandatory Conversion (the “Pre-Funded Warrant Election Notice”) to be issued a pre-funded warrant exercisable for the number of shares of Common Stock set forth in the Pre-Funded Warrant Election Notice (“Pre-Funded Warrants”), substantially in the form attached hereto as Annex A, in lieu of the issuance of such number of shares of Common Stock upon the Mandatory Conversion.  Exercise of the Pre-Funded Warrants shall be subject to such beneficial ownership limitation as set forth in the Pre-Funded Warrant Election Notice.”

SECOND: The foregoing amendments were duly adopted in accordance with the provisions of Section 103 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on August 1, 2023.

ALIMERA SCIENCES, INC.

By: /s/ Richard S. Eiswirth, Jr.
Name: Richard S. Eiswirth, Jr.
Title: President and Chief Executive Officer

Annex A

Form of Pre-Funded Warrant Election Notice

ALIMERA SCIENCES, INC.

PRE-FUNDED WARRANT ELECTION NOTICE

_________, 2023

The undersigned holder of Series B Convertible Preferred Stock (“Series B Preferred”) of Alimera Sciences, Inc. (the “Company”) hereby elects to receive pre-funded warrants exercisable for the number of shares of Common Stock set forth below (“Pre-Funded Warrants”), substantially in the form attached hereto as Exhibit A, in lieu of the issuance of such number of share of Common Stock upon the mandatory conversion of the Series B Preferred pursuant to the Certificate of Designation of Series B Convertible Preferred Stock, as amended.  The Pre-Funded Warrants shall be subject to the beneficial ownership limitation percentage set forth below.

Number of Shares Subject to Pre-Funded Warrants: ____________________

Beneficial Ownership Limitation Percentage*: __________%

(if no percentage is listed, holder shall be deemed to have elected 4.99%)

[Name of holder]

By:

Its:

By:___________________

Name:

Title:

*See Section 11(a) of the form of Pre-Funded Warrants